EXHIBIT 99.B10(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 40 of Registration Statement No. 33-07094 of MetLife Investors USA Separate Account A on Form N-4 of our report dated April 15, 2004 relating to MetLife Investors USA Separate Account A, and our report dated April 12, 2004 relating to MetLife Investors USA Insurance Company, both appearing in the Statement of Additional Information in Post-Effective Amendment No. 39 to Registration Statement No. 33-07094, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
November 17, 2004